Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-209858) on Form S-8 of Yadkin Financial Corporation of our report dated June 27, 2016, with respect to the financial statements and supplemental schedule of NewBridge Bank Employees’ 401(k) Plan included in this Annual Report on Form 11-K for the year ended December 31, 2015.

/s/ Dixon Hughes Goodman LLP
Raleigh, North Carolina
June 27, 2016